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                                                                    Exhibit 23.1

                              ACCOUNTANTS' CONSENT

To the Board of Directors
CB Bancshares, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-81279 and 333-64437 on Form S-8 of CB Bancshares, Inc. of our report dated January 18, 2001, relating to the consolidated balance sheets of CB Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the 2000 Annual Report on Form 10-K of CB Bancshares, Inc.

KPMG LLP

Honolulu, Hawaii
March 15, 2001